Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2006, except as to Note 14, and the effects of the stock split described in the second paragraph of Note 1 to the consolidated financial statements, which are as of June 29, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in The Andersons, Inc.’s Registration Statement on Form S-3 filed on June 30, 2006.

/s/PricewaterhouseCoopers LLP
Toledo, Ohio
December 8, 2006